UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2011

GMX RESOURCES INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-32977	73-1534474
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Benham Place

9400 North Broadway, Suite 600

Oklahoma City, Oklahoma 73114

(Address of principal executive offices and zip code)

(405) 600-0711

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(d)

On April 7, 2011, the Board of Directors of GMX Resources Inc. (the “Company”) voted to increase its authorized number of directors to nine from seven and appointed J. David Lucke and Michael J. Rohleder, the Company’s president, to fill the vacancies created by the increase. Each of Messrs. Lucke and Rohleder will serve for the term expiring at the Company’s 2011 Annual Meeting of Shareholders on May 26, 2011 (the “Annual Meeting”) and will stand for election by the shareholders at the Annual Meeting.

As a non-employee director of the Company, Mr. Lucke shall receive the same cash and equity compensation as each of the Company’s non-employee directors. On April 7, 2011, the Board of Directors granted Mr. Lucke a prorated restricted stock award for 8,052 shares of common stock, par value, $0.001 per share, of the Company (“Common Stock”), having an aggregate value of approximately $50,000 based on the closing sale price of $6.21 per share on April 6, 2011, as reported on The New York Stock Exchange (the “NYSE”). The shares will vest in two equal annual installments on April 6, 2012 and April 6, 2013. In addition, the Company will enter into an indemnification agreement with Mr. Lucke in the same form as provided to the Company’s other non-employee directors, the form of which is incorporated herein by reference to Exhibit 10.5 to the Company’s Form SB-2 (File No. 333-49328) filed with the Securities and Exchange Commission (the “SEC”) on November 6, 2000.

The Board of Directors has appointed Mr. Lucke to its Audit and Compensation Committees. The Board of Directors has determined that Mr. Lucke is “independent” under both the NYSE and SEC rules for purposes of service on the Board of Directors and on the Audit and Compensation Committees.

There is no arrangement or understanding between Mr. Lucke and any other person pursuant to which he was elected as a director of the Company. There is no familial relationship between Mr. Lucke and any other director or executive officer of the Company, and there are no transactions between Mr. Lucke and the Company that would require disclosure under Item 404(a) of Regulation S-K of the SEC.

As an officer of the Company, Mr. Rohleder will receive no additional compensation for his service on the Board of Directors. There is no arrangement or understanding between Mr. Rohleder and any other person pursuant to which he was elected as a director of the Company. There is no familial relationship between Mr. Rohleder and any other director or executive officer of the Company, and there are no transactions between Mr. Rohleder and the Company that would require disclosure under Item 404(a) of Regulation S-K of the SEC.

Biographical information of each of Messrs. Lucke and Rohleder is as follows:

Mr. Lucke, age 45, currently serves as Chief Financial Officer of Sabco Oil & Gas Corporation, a private company located in Houston, Texas. Prior to joining Sabco Oil & Gas Corporation, Mr. Lucke worked nineteen years as an investment banker focused in the energy industry. Most recently, Mr. Lucke was a Managing Director in the investment banking group of Jefferies & Company/Randall & Dewey from 2003-2010. Mr. Lucke received an MBA from The University of Texas at Austin and a Bachelor of Arts degree from Duke University. Mr. Lucke is a certified public accountant. The Board has determined that Mr. Lucke is independent according to the director independence standards of the New York Stock Exchange as currently in effect.

Mr. Rohleder, age 54, has been President of the Company since June 2009. Prior to being named to that position, Mr. Rohleder was employed by the Company as its Executive Vice President, Corporate Development and Investor Relations, a position he had held since joining the Company in March 2008. Prior to joining the Company, Mr. Rohleder served as the Senior Vice President of Worldwide Sales and Marketing for ON Semiconductor, a semiconductor manufacturer (formerly the Motorola Semiconductor Components Division). From 1991 to 1999 Mr. Rohleder was Chief Executive Officer of MEMEC North America, which was a division of VEBA AG. During his tenure at MEMEC, the company grew from $18 million in annual sales to over $2.5 billion.

ITEM 7.01	REGULATION FD DISCLOSURE.

On April 11, 2011, the Company issued a press release containing information including first quarter 2011 production and production guidance for second quarter 2011. A copy of this press release is included as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit Number	Description

99.1	Press release dated April 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GMX RESOURCES INC.

Date: April 12, 2011	By:	/s/ James A. Merrill
		Name:	James A. Merrill
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated April 11, 2011